UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2021

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

(716) 427-2950

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of Kuur Therapeutics

On May 4, 2021, Athenex, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Kuur Therapeutics, Inc., a Delaware corporation and a developer of off-the-shelf CAR-NKT cell immunotherapies for the treatment of solid and hematological malignancies (“Kuur”), Athenex Pharmaceuticals LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”) and certain other parties thereto. Pursuant to the terms of the Merger Agreement, Merger Sub has been merged with and into Kuur (the “Merger”) effective as of May 4, 2021, with Kuur surviving the Merger as a wholly-owned subsidiary of the Company.

Under the terms of the Merger Agreement, the Company will pay $70,000,000 upfront to the stockholders and certain former employees and directors of Kuur (the “Consideration Recipients”), comprised primarily of common stock of the Company. In addition, the Consideration Recipients are eligible to receive up to $115,000,000 of milestone payments, which may be paid, at the Company’s sole discretion, in either cash or additional common stock of the Company (or a combination of both). As a result of the Merger, the Consideration Recipients own, in the aggregate, approximately 14.3% of the aggregate number of the outstanding common stock of the Company (inclusive of the common stock issued to the Consideration Recipients for the upfront payment) as of May 4, 2021.

The Merger Agreement contains customary representations, warranties, covenants and indemnification provisions made by the Company and Kuur, including covenants relating to obtaining the requisite approvals of the board of directors of the Company and the stockholders of Kuur and indemnification of Kuur’s directors and officers.

The Company common stock to be issued in the Merger (the “Restricted Shares”) has been offered and sold in reliance on an exemption from registration under Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Appropriate restrictive legends are affixed to the Restricted Shares. Pursuant to the Merger Agreement, the Restricted Shares will be registered by the Company for resale by the Consideration Recipients under certain terms and conditions, subject to an applicable lock-up period.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, the Consideration Recipients entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which they accepted certain restrictions on transfers of shares of the Company held, or to be held, by them for a 90-day period, 180-day period or 270-period, as applicable, following the Effective Time.

A copy of the Merger Agreement and a copy of each Lock-Up Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1, 10.2, and 10.3, respectively.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On May 4, 2021, the Company issued a press release announcing the Merger. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement and Plan of Merger, by and among Athenex, Inc., Athenex Pharmaceuticals LLC, Kuur Therapeutics, Inc., the holders of the shares of Series C Preferred Stock or Series C-1 Preferred Stock (the “Merger Stockholders”), Kevin S. Boyle, Sr., Kurt C. Gunter and Melinda K. Lackey (the “Key Employees”), the members of the Company Board (as defined therein) (the “Independent Company Directors”) and Shareholder Representative Services LLC, solely as representative, agent and attorney-in-fact of the Merger Stockholders, Key Employees and Individual Company Directors, dated May 4, 2021

10.2	Lock-Up Agreement between Athenex, Inc. and Touchstone Innovations Businesses LLP (IP Group), dated May 4, 2021

10.3	Lock-Up Agreement between Athenex, Inc. and each of the parties named therein, dated as of May 4, 2021

99.1	Press release issued by the Company on May 4, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: May 4, 2021	/s/ Johnson Y.N. Lau
Name: Johnson Y.N. Lau
Title: Chief Executive Officer and Board Chairman